SHAREHOLDER PROXY RESULTS
(unaudited)
At a Special Meeting of Shareholders held on December 31, 2009, a summary report of shares voted by proposal is as follows:
Approve a plan of reorganization (I) transfer of substantially all of the assets, a series of MTB Group of Funds, to Mid Cap Growth Fund, in exchange solely for Class A, Class B and Institutional I Shares of beneficial interest of Mid Cap Growth Fund, (II) distribution of such shares to Class A, Class B & Institutional I shareholders of MTB Multi Cap Growth Fund.

Shares Voted
For 642,889
Against 11,329
Abstain 21,187
Broker Non-Votes 647,097

At May 27, 2010, a summary report of shares voted by proposal is as follows:
To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-
Conservative Growth, ("target fund") to Strategic Allocation Fund, ("acquiring fund"), (II) distribution of such shares to Class A and Class B shareholders of the target fund in connection with its liquidation.

Shares Voted
For 485,267
Against 27,670
Abstain 31,287
Broker Non-Votes 379,173

To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-Moderate Growth, ("target fund") to Strategic Allocation Fund, ("acquiring fund"),
(II) distribution of such shares to Class A and Class B shareholders of the target fund in connection with its liquidation.

Shares Voted
For 2,015,821
Against 87,984
Abstain 139,167
Broker Non-Votes 2,097,581

To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-
Aggressive Growth, ("target fund") to Strategic Allocation Fund,
("acquiring fund"), (II) distribution of such shares to Class A and Class B shareholders of the target fund in connection with its liquidation.

Shares Voted
For 1,127,528
Against 118,181
Abstain 77,065
Broker Non-Votes 1,269,397